; :-.STATE OF DELfUlIAREOYAi. I.I.X. : n -J. SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AN 03/23/199-4 944047334 - 2178324 EXHIBIT 4.3 or DESIGNATION or PREFERENCES, RIGHTS MID LXHXTATIOIIS O7 SERIES S-PIK OTOXOR, NOH-VQTXNG, CONVERTIBLB, PREFERRED STOCK PAR VALUE $.01 PER BEARS O? CRUISES CORPORATION Charles H. Reddien and Sharon Petty hereby certify that: A. They are the President and Secretary, respectively, of Europa Cruises Corporation, a Delaware corporation (the "Corporation"). B. The Corporation's Articles of Incorporation authorize the issuance of up to 5,000,ooo shares of Preferred Stock, par value $.01 per share. C. Pursuant to the authority conferred upon the Board of Directors by the Articles of incorporation, and pursuant to the provisions of the Delaware General Corporation Law, said Board of Directors, by duly adopted resolutions on the 7th day of March, 1984, providing for the designation of a series of 2,500,000 shares of Series S-PIK Preferred Stock, par value $.01 per share, which resolutions are as follows: RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of preferred stock of the corporation be, and it hereby is, designated "Series S-PIK Junior, Non-Voting, Convertible Non-Redeemable Preferred Stock, par value $.ai per share" (the "Series S-PIK Preferred Stock"), said series to consist of 2/500,000 shares. The powers, designations, preferences and relative participating, optional or other special rights and the qualification*, limitations and restrictions of the Series S-PIK Preferred Stock shall be as followsi 1. Number and Designation. The nuaiber of shares to constitute the Series S-PIK Preferred Stock shall be 2,500,000 shares and tiie designation of such shares shall be "Series S-PIK Preferred Stock, par value $.01 per share." 2. Liquidation. (a) Junior Rank. The Series s-PIK Preferred Stock shall rank junior to the Series S Preferred Stock and the Series S-NR Preferred Stock as to the distribution of assets upon

i'X'.i- '<'M,\ LL.\ liquidation, dissolution, or winding up of the Corporation. No distribution of the assets of the Corporation upon liquidation, dissolution, or winding up of the Corporation, whether such aseats are capital, surplus, or earnings, shall b« made to the holders of the Series S-PIK Preferred Stock before full payment of the Liquidation value of the Series S and Series S-NR Preferred Stock is made to the holders of tiie Series S and Series S-NR Preferred Stock. (b) Preference. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of affairs of the corporation, after payment or provision for payment of the debts and other Liabilities of the Corporation and payment or provision for payment of the Liquidation Value of the Series S and Series S-NR Preferred holders, the holders of the Series SPIK Preferred Stock shall be entitled to receive out of the assets of the corporation, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Value of each share of Series S-PIK Preferred Stock before any payment shall be made or assets distributed on the Conunon Stock. After payment to the holders of the Series SPik Preferred stock of the amount to which such holders are entitled as set forth above, the remaining assets of the Corporation, if any, shall, subject to the rights of the holders of the Corporation's Preferred Stock, be distributed ratably among the holders of the Corporation's Common Stock. (c) Partial Payment. If upon any dissolution, liquidation or winding up of the affairs of the Corporation, the assets of the Corporation distributable aaong the holders of the Series S-PIK Preferred Stock and all other classes or series of Preferred Stock ranking as to assets pari pasu thereto shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Corporation to b« so distributed shall be distributed ratably among the holders of the series S-PIK Preferred Stock and such other classes or series of Preferred Stock ranking as to assets pari paau thereto, in proportion to the sum of their respective per share liquidation values, until payment in full of such amount per share. (d) Reorganization. For the purposes of this Section 2, a liquidation, dissolution or winding up of the affairs of the Corporation ehall not be deemed to be occasioned by or to include the sale or spin-off of all or substantially all of the assets of the Corporation or the acquisition of the Corporation by another entity by means of a merger, consolidation or other reorganization.

'.\ •:.'-. i<OJi _A!, '.'. A_. «-__;.:.-XM . •:.<'! C--_ ! •-^ v,— i.:-. -iOvAi. l.i \ : M (c) Liquidation Value. The Liquidation Value per share of Series S~PIK Preferred Stock as of any particular date shall be $2,25 per share plus accrued dividends, if any. 3. Voting Rights. The shareholders of the Series SPIK Preferred Stock shall have no voting rights on any natters upon which the shareholders of th« Corporation are entitled to vote provided, however, the corporation shall not, vithout the consent of the holders of at least 51% of the Series S-PIK Preferred Stock then outstanding, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the Series S-PIK Preferred Stock shall vote as a Class, by amendment to the Articles of Incorporation of the Corporation or by merger or consolidation or in any other manner: (a) alter or change the preference, special rights or powers given to the holders of the Series S-PIK Preferred Stock by the Articles of Incorporation; or (b) increase the number of authorized shares of the Preferred Stock to mor* than 5,000,000 shares. 4. Cumulative Dividends. Annual dividends on the Series S-PIK Pr«f«rr«d Stock shall be payable at the rate of $.18 per share, payable quarterly at the rate of $.045 per share to shareholders of record as of March 15, June 15, September 15 and December 15 of each year from legally available funds and are cumulative. For a period of three (3) years from the date the Series S-PIK Preferred Stock is first issued, the Corporation may at its option pay the amount of any dividend payable by issuing Common Stock of the Corporation to the holders of the Series SPIX Preferred Stock. When the Corporation elects to make any dividend payment to the record holders of the Series S-PIK Preferred Stock by issuing shares of its Common Stock to the holders of the Series S-PIK Preferred Stock, the number of shares of Common Stock issued to th* holders of the Series S-PIK Preferred Stock shall be determined by dividing the total dividend payable by the closing price of the Corporation's Common Stock as reported in the Wall Street Journal on the Dividend Record Date. If the Dividend Record Date falls on a Saturday, Sunday or holiday, the last closing price of the Corporation's Common Stock as reported in tha Wall Street Journal on the day immediately preceding the Dividend Record Date shall be utilized in determining the numb«r of shares of Common Stock to be issued to the holders of the Series S-PIK Preferred stock. Mo fractional shares of Common Stock will b« issued. Payments of all dividends on the Series S-PIK Preferred Stock shall be made before any dividends are declared and paid on the Common Stock of th* Corporation ("Common Shares"). The Series S-PIK Preferred Stock shall participate pro rata in any dividend, whether payable in cash or in stock, declared on th* Company's Common Shares.

REC. PAR: LE ROYAL, LEX. ...

5. Conversion. The holders of the Series S-PIK Preferred Stock shall be entitled to convert each share of Series S-PIK Preferred Stock into one share of the Corporation's Voting Common Stock (par value $.001 per share) at any time after January 31, 1995.

6. Redemption. The Preferred Shares are not redeemable by the Company.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Charles H. Reddien, President, and Sharon Petty, its Secretary, this 15th day of February, 1994.

EUROPA CRUISES CORPORATION

By: [signature]
Charles H. Reddien
Its President

By: [signature]
Sharon Petty
Its Secretary

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